Exhibit 99.1

Full Year and Fourth Quarter 2019 Earnings Results

TPG Specialty Lending, Inc. Reports Full Year and Fourth Quarter 2019 Earnings Results; Declares Aggregate Special Dividends Per Share of $0.50, a 5% Increase in First Quarter Base Dividend Per Share to $0.41, and a Fourth Quarter Supplemental Dividend Per Share of $0.06

NEW YORK—February 19, 2020— TPG Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $128.3 million, or $1.94 per share, and net income of $154.6 million, or $2.34 per share, for the year ended December 31, 2019. For the quarter ended December 31, 2019, net investment income was $33.8 million, or $0.51 per share, and net income was $37.7 million, or $0.57 per share. Reported net asset value per share was $16.83 at December 31, 2019 as compared to $16.72 at September 30, 2019.

Return on equity (ROE) for the full year 2019 was 12.0% and 14.5% on a net investment income and a net income basis, respectively. Annualized ROE for the fourth quarter 2019 was 12.2% and 13.6% on a net investment income and a net income basis, respectively.

The Company announced that its Board of Directors (the “Board”) has declared aggregate special cash dividends per share of $0.50 that will be paid to shareholders during Q2 2020. Specifically, $0.25 per share will be payable on April 30 to shareholders of record as of April 15, and $0.25 per share will be payable on June 30 to shareholders of record as of June 15. The Company’s Board also announced a 5% increase to its quarterly base dividend per share from $0.39 to $0.41 to shareholders of record as of March 13, payable on April 15, and a Q4 supplemental dividend per share of $0.06 to shareholders of record as of February 28, payable on March 31.

On January 31, 2020, the Company completed an amendment to the Revolving Credit Facility, which increased the aggregate commitments under the facility from $1.245 billion to $1.315 billion, increased the accordion to allow for commitments of up to $1.75 billion from $1.50 billion, and extended the stated maturity date to January 31, 2025. Other key terms of the Revolving Credit Facility remain unchanged.

On February 5, 2020, the Company issued $50.0 million aggregate principal amount of unsecured notes that mature on November 1, 2024 (the “Reopened 2024 Notes”) at a price to the public of 102.075% of their principal amount and spread to 5-year Treasury of 195 basis points. The Reopened 2024 Notes are a further issuance of, fungible with, rank equally in right of payment with and have the same terms (other than the issue date and the public offering price) as the initial issuance on November 1, 2019 of unsecured notes that mature on November 1, 2024. The Company used the net proceeds of the Reopened 2024 Notes to repay outstanding indebtedness under the Revolving Credit Facility. In connection with the issuance of the Reopened 2024 Notes, the Company entered into an interest rate swap to continue to align the interest rates of its liabilities with its investment portfolio, which consists of predominantly floating rate loans.

Net Investment Income
2019 ($MM): 4Q19 ($MM):	$128.3 $33.8
2019 (per share): 4Q19 (per share):	$1.94 $0.51

Net Income
2019 ($MM): 4Q19 ($MM):	$154.6 $37.7
2019 (per share): 4Q19 (per share):	$2.34 $0.57

NAV
4Q19 ($MM):	$1,119.3
4Q19 (per share):	$16.83
4Q19 (per share, PF):	$16.77

ROE
2019 (NII): 4Q19 (NII, annualized):	12.0% 12.2%
2019 (NI): 4Q19 (NI, annualized):	14.5% 13.6%

Dividend (per share)
4Q19 (Supp.):	$0.06
1Q20 (Base):	$0.41
2019 (Base): 2019 (Supp.): 2019 (Total):	$1.56 $0.19 $1.75

Portfolio and Investment Activity

Full Year

For the year ended December 31, 2019, new investment commitments totaled $1,233.5 million. This compares to $908.2 million for the year ended December 31, 2018.

For the year ended December 31, 2019, the principal amount of new investments funded was $1,087.6 million in 32 new portfolio companies and 14 existing portfolio companies. For this period, the Company had $575.2 million aggregate principal amount in exits and repayments.

For the year ended December 31, 2018, the principal amount of new investments funded was $816.9 million in 19 new portfolio companies and 14 existing portfolio companies. For this period, the Company had $790.3 million aggregate principal amount in exits and repayments.

Fourth Quarter

For the quarter ended December 31, 2019, new investment commitments totaled $329.3 million. This compares to $169.3 million for the quarter ended December 31, 2018.

For the quarter ended December 31, 2019, the principal amount of new investments funded was $289.1 million in 9 new portfolio companies and 4 existing portfolio companies. For this period, the Company had $104.1 million aggregate principal amount in exits and repayments.

For the quarter ended December 31, 2018, the principal amount of new investments funded was $147.7 million in 4 new portfolio companies and 6 existing portfolio companies. For this period, the Company had $382.6 million aggregate principal amount in exits and repayments.

As of December 31, 2019 and December 31, 2018, the Company had investments in 63 and 46 portfolio companies, respectively, with an aggregate fair value of $2,245.9 million and $1,706.0 million, respectively. As of December 31, 2019, the average investment size in each portfolio company was $35.7 million based on fair value.

As of December 31, 2019, the Company’s portfolio based on fair value consisted of 96.5% first-lien debt investments, 0.6% second-lien debt investments, 0.1% mezzanine investments, and 2.8% equity and other investments.

As of December 31, 2018, the Company’s portfolio based on fair value consisted of 96.9% first-lien debt investments, 0.2% second-lien debt investments, 0.2% mezzanine investments, and 2.7% equity and other investments.

As of both December 31, 2019 and December 31, 2018, approximately 97.1% of the portfolio was invested in secured debt.

2019
Commitments: $1,233.5MM Fundings: $1,087.6MM Net Fundings: $512.3MM

4Q19
Commitments: $329.3MM Fundings: $289.1MM Net Fundings: $185.0MM

Average Investment Size
$35.7MM (1.6% of the portfolio at fair value)

First Lien Debt Investments (% FV)
96.5%

Secured Debt Investments (% FV)
97.1%

As of December 31, 2019, 99.2% of debt investments based on fair value in the portfolio bore interest at floating rates (when including investment specific hedges), with 93.5% of these subject to interest rate floors. The Company’s credit facilities also bear interest at floating rates. In connection with the Company’s Convertible Notes and other Notes, which bear interest at fixed rates, the Company entered into fixed-to-floating interest rate swaps in order to align the nature of the interest rates of its liabilities with its investment portfolio.

As of December 31, 2019 and September 30, 2019, the weighted average total yield of debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.5% and 10.7%, respectively, and the weighted average total yield of debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.7% and 10.8%, respectively.

As of December 31, 2019, 100% of the portfolio at fair value was meeting all payment and covenant requirements, and no investments were on non-accrual status.

Weighted Average Portfolio Yields
Yield at Fair Value:	10.5%
Yield at Amortized Cost:	10.7%

Results of Operations

For the Full Year and Quarter Ended December 31, 2019

Full Year

For the years ended December 31, 2019 and 2018, investment income totaled $251.5 million and $261.9 million, respectively. The decrease in investment income was primarily driven by a decrease in accelerated amortization of upfront fees and prepayment fees due to fewer paydowns, which was partially offset by an increase in the average portfolio size for the year ended December 31, 2019.

Net expenses totaled $119.4 million and $114.6 million for the years ended December 31, 2019 and 2018, respectively. This increase in net expenses was primarily driven by an increase in interest expense from an increase in the average debt outstanding.

Fourth Quarter

For the quarters ended December 31, 2019 and 2018, investment income totaled $66.5 million and $74.7 million, respectively. The decrease in investment income was primarily driven by a decrease in accelerated amortization of upfront fees and prepayment fees, which was partially offset by an increase in the average portfolio size for the quarter ended December 31, 2019.

Net expenses totaled $31.9 million and $29.7 million for the quarters ended December 31, 2019 and 2018, respectively. This increase in net expenses was primarily due to an increase in interest expense from an increase in the average debt outstanding.

Liquidity and Capital Resources

As of December 31, 2019, the Company had $14.1 million in cash and cash equivalents (including $9.3 million of restricted cash), total principal value of debt outstanding of $1,118.2 million, and $749.3 million of undrawn capacity on its revolving credit facility, subject to borrowing base and other limitations. The Company’s weighted average interest rate on debt outstanding was 4.1% and 4.4% for the quarters ended December 31, 2019 and September 30, 2019, respectively. Average debt to equity was 0.97x and 0.86x during the quarters ended December 31, 2019 and September 30, 2019, respectively.

(1)

Adjusted to reflect the January 2020 amendment of the Revolving Credit Facility that increased total commitments by $70 million and the February 2020 issuance of $50 million of Reopened 2024 Notes, the net proceeds of which were used to pay down a portion of the outstanding revolver borrowings.

(2)

Daily average debt outstanding during the quarter divided by the daily average net assets during the quarter. Daily average net assets is calculated by starting with the prior quarter end net asset value and adjusting for capital activity during the quarter (adding common stock offerings / DRIP contributions).

2019
Investment Income: $251.5MM Net Expenses: $119.4MM

4Q19
Investment Income: $66.5MM Net Expenses: $31.9MM

Total Principal Debt Outstanding
$1,118.2MM

Available Liquidity
$749.3MM (actual) $869.7MM (adjusted)(1)

Debt-to-Equity Ratio
4Q19 Quarter End:	1.00x
2019 Average(2): 4Q19 Average(2):	0.84x 0.97x

Conference Call and Webcast

Conference Call Information:

A conference call to discuss the Company’s financial results will be held live at 8:00 a.m. Eastern Time on February 20, 2020. Please visit TSLX’s webcast link located on the Events & Presentations page of the Investor Resources section of TSLX’s website http://www.tpgspecialtylending.com for a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508
International: +1 (253) 237-1122
Conference ID: 7077458

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. Eastern Time on February 20 through February 27 via a webcast link located on the Investor Resources section of TSLX’s website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056
International: +1 (404) 537-3406
Conference ID: 7077458

Financial Highlights

(Amounts in millions, except per share amounts)

	Three Months Ended
	(unaudited)
	December 31, 2019	September 30, 2019	December 31, 2018
Investments at Fair Value	$2,245.9	$2,047.5	$1,706.0
Total Assets	$2,280.9	$2,073.3	$1,730.3
Net Asset Value Per Share	$16.83	$16.72	$16.25
Supplemental Dividend Per Share	$0.06	$0.08	$0.12
Pro Forma Net Asset Value Per Share(1)	$16.77	$16.64	$16.13

Investment Income	$66.5	$70.1	$74.7
Net Investment Income	$33.8	$36.7	$44.1
Net Income	$37.7	$30.3	$14.2

Net Investment Income Per Share	$0.51	$0.55	$0.67
Net Realized and Unrealized Gains (and Losses) Per Share	$0.06	$(0.09)	$(0.45)
Net Income Per Share	$0.57	$0.46	$0.22
Annualized Return on Equity (Net Investment Income)(2)	12.2%	13.3%	16.4%
Annualized Return on Equity (Net Income)(2)	13.6%	11.0%	5.3%

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	10.5%	10.7%	11.6%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	10.7%	10.8%	11.7%
Percentage of Debt Investment Commitments at Floating Rates (3)	99.2%	99.1%	99.7%

(1)	Pro Forma Net Asset Value Per Share gives effect to the supplemental dividend declared related to earnings in the applicable period.
(2)	Return on equity is calculated using prior period’s ending net asset value per share.
(3)	Includes one or more fixed rate investments for which the Company entered into an interest rate swap agreement to swap to floating rate.

Financial Statements and Tables

TPG Specialty Lending, Inc.
Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $2,099,781 and $1,546,780, respectively)	$2,147,876	$1,565,532
Non-controlled, affiliated investments (amortized cost of $49,445 and $84,602, respectively)	50,136	83,932
Controlled, affiliated investments (amortized cost of $88,811 and $85,018, respectively)	47,916	56,505
Total investments at fair value (amortized cost of $2,238,037 and $1,716,400, respectively)	2,245,928	1,705,969
Cash and cash equivalents (restricted cash of $9,315 and $7,303, respectively)	14,143	10,575
Interest receivable	13,055	8,829
Prepaid expenses and other assets	7,805	4,951
Total Assets	$2,280,931	$1,730,324
Liabilities
Debt (net of deferred financing costs of $18,471 and $15,508, respectively)	$1,094,467	$608,007
Management fees payable to affiliate	8,234	7,069
Incentive fees payable to affiliate	7,161	9,356
Dividends payable	25,927	25,499
Other payables to affiliate	1,948	1,621
Other liabilities	23,897	15,570
Total Liabilities	1,161,634	667,122
Commitments and contingencies
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 66,613,671 and 65,501,897 shares issued, respectively; and 66,524,591 and 65,412,817 shares outstanding, respectively	666	655
Additional paid-in capital	1,009,270	991,919
Treasury stock at cost; 89,080 and 89,080 shares held, respectively	(1,359)	(1,359)
Distributable earnings	110,720	71,987
Total Net Assets	1,119,297	1,063,202
Total Liabilities and Net Assets	$2,280,931	$1,730,324
Net Asset Value Per Share	$16.83	$16.25

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

	Year Ended	Year Ended	Year Ended
	December 31, 2019	December 31, 2018	December 31, 2017
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$224,810	$232,517	$191,288
Dividend income	420	196	345
Other income	13,838	11,298	9,617
Total investment income from non-controlled, non-affiliated investments	239,068	244,011	201,250
Investment income from non-controlled, affiliated investments:
Interest from investments	6,370	3,652	—
Other income	88	398	—
Total investment income from non-controlled, affiliated investments	6,458	4,050	—
Investment income from controlled, affiliated investments:
Interest from investments	5,958	13,763	9,443
Other income	11	90	204
Total investment income from controlled, affiliated investments	5,969	13,853	9,647
Total Investment Income	251,495	261,914	210,897
Expenses
Interest	49,110	42,761	27,441
Management fees	30,104	28,589	24,287
Incentive fees	27,211	30,515	25,497
Professional fees	6,530	7,208	5,431
Directors’ fees	595	414	405
Other general and administrative	5,912	5,226	4,827
Total expenses	119,462	114,713	87,888
Management and incentive fees waived	—	(63)	(85)
Net Expenses	119,462	114,650	87,803
Net Investment Income Before Income Taxes	132,033	147,264	123,094
Income taxes, including excise taxes	3,750	3,375	2,835
Net Investment Income	128,283	143,889	120,259
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	29,432	(15,207)	10,090
Non-controlled, affiliated investments	1,272	(670)	—
Controlled, affiliated investments	(12,381)	(2,028)	7,668
Translation of other assets and liabilities in foreign currencies	(3,255)	5,455	(11,432)
Interest rate swaps	9,194	(1,701)	(1,031)
Total net change in unrealized gains (losses)	24,262	(14,151)	5,295
Realized gains (losses):
Non-controlled, non-affiliated investments	5,482	3,457	7,481
Controlled, affiliated investments	(3,594)	(14,890)	(21,776)
Interest rate swaps	41	—	—
Foreign currency transactions	109	712	350
Total net realized gains (losses)	2,038	(10,721)	(13,945)
Total Unrealized and Realized Gains (Losses)	26,300	(24,872)	(8,650)
Increase in Net Assets Resulting from Operations	$154,583	$119,017	$111,609
Earnings per common share—basic and diluted	$2.34	$1.86	$1.86
Weighted average shares of common stock outstanding—basic and diluted	66,069,305	64,028,137	59,995,387

The Company’s investment activity for the years ended December 31, 2019, 2018, and 2017 is presented below (information presented herein is at par value unless otherwise indicated).

	For the Year Ended December 31,
($ in millions)	2019	2018	2017
New investment commitments:
Gross originations	$3,007.0	$2,199.4	$2,251.5
Less: Syndications/sell downs	1,773.5	1,291.2	1,178.9
Total new investment commitments	$1,233.5	$908.2	$1,072.6
Principal amount of investments funded:
First-lien	$1,055.7	$798.2	$958.9
Second-lien	12.4	0.8	—
Mezzanine	—	2.5	—
Equity and other	19.5	15.4	30.4
Total	$1,087.6	$816.9	$989.3
Principal amount of investments sold or repaid:
First-lien	$567.1	$702.5	$906.0
Second-lien	0.8	59.6	15.7
Mezzanine	—	—	11.5
Equity and other	7.3	28.2	18.3
Total	$575.2	$790.3	$951.5
Number of new investment commitments in new portfolio companies	32	26	22
Average new investment commitment amount in new portfolio companies	$28.7	$31.8	$39.2
Weighted average term for new investment commitments in new portfolio companies (in years)	4.6	5.2	4.8
Percentage of new debt investment commitments at floating rates (1)	98.7%	99.1%	100.0%
Percentage of new debt investment commitments at fixed rates	1.3%	0.9%	—
Weighted average interest rate of new investment commitments	10.2%	10.5%	9.5%
Weighted average spread over LIBOR of new floating rate investment commitments	8.0%	8.1%	8.3%
Weighted average interest rate on investments sold or paid down	11.8%	10.6%	9.5%

(1)	Includes one or more fixed rate investments for the years ended December 31, 2019, 2018, and 2017, for which the Company entered into interest rate swap agreements to swap to floating rates.

About TPG Specialty Lending

TSLX is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Sixth Street Partners, a global finance and investment firm with over $33 billion of assets under management as of September 30, 2019. TPG Sixth Street Partners was established in 2009 as a strategic partnership with TPG, a global alternative asset management company. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

Investors:

Lucy Lu, 212–601-4753

IRTSL@tpg.com

Media:

Patrick Clifford, 617-793-2004

PClifford@tssp.com